Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND
MERGER MERGING
CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
INTO
SRKP 8, INC.

(Pursuant to section 253 of the General Corporation Law of the state of Delaware)

SRKP 8, Inc., (the “Company”) a corporation organized and existing under the laws of the state of Delaware, does hereby certify:

First: That this Company was incorporated on May 24, 2005, pursuant to the General Corporation Law of the state of Delaware.

Second: That this Company owns all of the issued and outstanding shares of each class of the stock of China Shenghuo Pharmaceutical Holdings, Inc., a corporation organized and existing under the laws of the state of Delaware.

Third: That this Company, by a resolutions of its board of directors duly adopted by unanimous written consent on August 11, 2006 determined to merge into itself said China Shenghuo Pharmaceutical Holdings, Inc. which resolutions are set forth on Exhibit A, attached hereto and incorporated herein.

Fourth: The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form: The name of the Company is China Shenghuo Pharmaceutical Holdigs, Inc.

Fifth: The merger shall be effective on August 31, 2006.

IN WITNESS WHEREOF, SRKP 8, Inc. has caused this Certificate of Merger to be executed by a duly authorized officer this 31st day of August, 2006.

SRKP 8, Inc.

By:/s/ Richard Rappaport
Name: Richard Rappaport
Title: President